UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2018

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001‑37687	46‑4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Hurley Street Cambridge, Massachusetts	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401‑9000

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐          Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐          Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.  Entry into a Material Definitive Agreement.

On June 7, 2018,  Editas Medicine, Inc. (the “Company”) entered into a Sponsored Research Agreement (the “Sponsored Research Agreement”) with the Broad Institute, Inc. (“Broad”) providing for Broad to conduct research useful or relevant to genome editing in the field of genomic medicines for the prevention or treatment of human disease with funding from the Company.  Under the Sponsored Research Agreement, Broad granted to the Company an exclusive right of first negotiation for licenses from Broad with respect to patentable inventions developed by Broad in the course of the sponsored research, subject to certain limitations and retained rights (“Sponsored Invention Licenses”).

Under the Sponsored Research Agreement, the Company is obligated to make payments of research funding to Broad in the event the Company’s market capitalization reaches specified thresholds ranging from a mid nine digit dollar amount to a low eleven digit dollar amount (“Market Cap Research Funding”) or a Company sale for consideration ranging from a mid nine digit dollar amount to a low eleven digit dollar amount (“Company Sale Research Funding” and, collectively with the Market Cap Research Funding, the “Research Funding”).  In connection with entering into the Sponsored Research Agreement, the Company stipulated that the first two research payments of $5 million and $7.5 million were due and payable to Broad (the “Initial Research Payments”). Other than the Initial Research Payments, the Company is not required to make additional Research Funding payments if the Company, whether directly or through its affiliates or sublicensees, is not researching, developing, or commercializing products based on or incorporating inventions exclusively licensed to the Company from Broad under Sponsored Invention Licenses or based on or incorporating CRISPR technology owned, co-owned, or controlled by Broad and otherwise licensed to the Company, subject to certain exclusions (an “Applicable Product” and such exemption from payment, the “Funding Exemption”).  In the event that the Company, whether directly or through its affiliates or sublicensees, later resumes research, development, or commercialization of an Applicable Product within a specified period of time, any Research Funding that was not paid to Broad as a result of the Funding Exemption shall become payable. Under the Sponsored Research Agreement, the Company is obligated to pay up to $125 million to the Broad in Research Funding, inclusive of the Initial Research Payments, and in no event shall the aggregate amount of all Research Funding exceed such amount.

Company Sale Research Funding is payable solely in cash.  Unless the Company has undergone a change in control, Market Cap Research Funding is payable by the Company in cash or in the form of promissory notes bearing interest at a rate of 4.8% per year. Principal and interest on such notes will be payable over a term running through the 150 days following issuance, provided that full payment of any such notes is due within a specified period of time following a Company sale or change of control event. Under the terms of the Notes, the entire unpaid principal and interest of the Notes shall become immediately due and payable upon a payment default or bankruptcy- and insolvency-related defaults. At the option of the Company, the notes are payable in cash or convertible into common stock of the Company subject to certain conditions.  Following a change in control of the Company, Market Cap Research Funding is required to be made in cash. In connection with the Initial Research Payment, the Company issued promissory notes to Broad in the aggregate principal amount of $12.5 million (the “Initial Notes”), of which $5.0 million is due and payable in November 2018 and $7.5 million is due in April 2019.  Interest does not commence accruing on $7.5 million of the principal until November 2018. The Company may prepay the Initial Notes at any time. The other terms of the Initial Notes are the same as described above.

The Sponsored Research Agreement is terminable by each party upon the occurrence of specified bankruptcy events of the other party and otherwise will continue in effect until the later of the expenditure of all Research Funding by Broad and such time as the Company has no further rights of first negotiation for Sponsored Invention Licenses, unless otherwise mutually agreed between the parties.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Upon the Company’s entry into the Sponsored Research Agreement,  on June 7, 2018 the Company became obligated to issue the Initial Notes.  The information included in Item 1.01 of this Current Report on Form 8‑K is incorporated into this Item 2.03 of this Current Report on Form 8‑K by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date: June 8, 2018	By:	/s/ Andrew A. F. Hack
Andrew A. F. Hack
Chief Financial Officer